Exhibit 1.1

OXFORD SQUARE CAPITAL CORP.

(a Maryland corporation)

AMENDMENT NO. 1 TO

EQUITY DISTRIBUTION AGREEMENT

August 22, 2023

Ladenburg Thalmann & Co. Inc.

640 Fifth Avenue 4th Floor

New York, New York 10019

Ladies and Gentlemen:

This Amendment No. 1, dated August 22, 2023 (the “Amendment”), is to the Equity Distribution Agreement, dated August 1, 2019 (the “Equity Distribution Agreement”), by and among Oxford Square Capital Corp., a Maryland corporation (the “Company”), Oxford Square Management, LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”), Oxford Funds, LLC, a limited liability company organized under the laws of Delaware (the “Administrator”) and Ladenburg Thalmann & Co. Inc. (“Ladenburg”).

WHEREAS, the Company, the Adviser, the Administrator and Ladenburg desire to amend the Equity Distribution Agreement to modify the definition of certain defined terms in the Equity Distribution Agreement and used therein and to make certain other changes to the Equity Distribution Agreement with effect on and after the date hereof.

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby amend the Equity Distribution Agreement and agree as follows:

1. Effective on the date hereof, all references to the “Registration Statement” in the Equity Distribution Agreement shall refer to the Company’s registration statement on Form N-2 and the second paragraph of Section 1 of the Equity Distribution Agreement is amended and restated as follows:

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form N-2 (File No. 333-265533), including a base prospectus, relating to the Common Shares, including the Shares to be issued from time to time by the Company. The Company has prepared a prospectus supplement specifically relating to the Shares (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof, or incorporated or deemed incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424 under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The base prospectus included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424 under the Securities Act, relating to the Shares, including documents incorporated or deemed to be incorporated therein by reference, is herein called the “Prospectus.” Any reference to the base prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement and any prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424, in each case after the date of the base prospectus, the Prospectus Supplement or the Prospectus, as the case may be. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to EDGAR.

2. Effective as of the date hereof, the first and second paragraphs of Section 2 of the Equity Distribution Agreement are amended and restated as follows:

Each time that the Company wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify Ladenburg orally or by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued and sold (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and any minimum price below which sales may not be made (which minimum price shall not be less than the Company’s most recently determined net asset value per share). The Placement Notice shall originate from any of the individuals from the Company set forth on Exhibit A, and shall be directed to one of the individuals from Ladenburg set forth on Exhibit A, as such Exhibit A may be amended from time to time.

If Ladenburg wishes to accept such proposed terms included in the Placement Notice (which it may decline to do for any reason in its sole discretion) or, following discussion with the Company, wishes to accept amended terms, Ladenburg will, prior to 4:30 p.m. (New York City Time) on the Business Day following the Business Day on which such Placement Notice is delivered to Ladenburg, issue to the Company a notice orally or by email (or other method mutually agreed to in writing by the parties) addressed to (or oral notice directed to) one or more of the individuals from the Company and Ladenburg set forth on Exhibit A setting forth the terms that Ladenburg is willing to accept. Where the terms provided in the Placement Notice are amended as provided for in the immediately preceding sentence, such terms will not be binding on the Company or Ladenburg until the Company delivers to Ladenburg an acceptance orally or by email (or other method mutually agreed to in writing by the parties) of all of the terms of such Placement Notice, as amended (the “Acceptance”), which email shall be addressed to (or oral confirmation directed to) one or more of the individuals from the Company and Ladenburg set forth on Exhibit A. The Placement Notice (as amended by the corresponding Acceptance, if applicable) shall be effective upon receipt by the Company of Ladenburg’s acceptance of the terms of the Placement Notice or upon receipt by Ladenburg of the Company’s Acceptance, as the case may be, unless and until (i) the entire amount of the Placement Securities has been sold, (ii) the Company or Ladenburg terminates the Placement Notice in accordance with Section 4 below, (iii) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, (iv) this Agreement has been terminated under the provisions of Section 14 or (v) either party shall have suspended the sale of the Placement Securities in accordance with Section 4 below. The amount of any commission, discount or other compensation to be paid by the Company to Ladenburg in connection with the sale of the Placement Securities shall be calculated in accordance with the terms set forth in Exhibit B. It is expressly acknowledged and agreed that neither the Company nor Ladenburg will have any obligation whatsoever with respect to a Placement or any Placement Securities unless and until the Company delivers a Placement Notice to Ladenburg and either (i) Ladenburg accepts the terms of such Placement Notice or (ii) where the terms of such Placement Notice are amended, the Company accepts such amended terms by means of an Acceptance pursuant to the terms set forth above, and then only upon the terms specified in the Placement Notice (as amended by the corresponding Acceptance, if applicable) and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice (as amended by the corresponding Acceptance, if applicable), the terms of the Placement Notice (as amended by the corresponding Acceptance, if applicable) will control.

3. Effective as of the date hereof, Section 5(c) of the Equity Distribution Agreement is amended and restated as follows:

The Company has been duly incorporated and is validly existing in good standing as a corporation under the laws of the State of Maryland. The Company has full power and authority to own its property and to conduct its business as described in the Prospectus and enter into this Agreement, and is in good standing and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business, operations, prospects or property of the Company (a “Company Material Adverse Effect”). The Company has no consolidated subsidiaries other than the entity set forth on Exhibit E hereto (the “Subsidiary”), as such Exhibit E may be amended from time to time.

4. Effective as of the date hereof, Section 5(f) of the Equity Distribution Agreement is amended and restated as follows:

None of (1) the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and each Company Agreement, or (2) the issuance and sale of the Shares as contemplated by this Agreement conflicts with or will conflict with, result in, or constitute a violation, breach of, default under, (x) the articles of incorporation of the Company, as amended to date (the “Charter”) or the fourth amended and restated bylaws of the Company, as amended to date (the “Bylaws”) (y) any agreement, indenture, note, bond, license, lease or other instrument or obligation binding upon the Company or the Subsidiary that is material to the Company or the Subsidiary taken as a whole, or (z) any law, rule or regulation applicable to the Company or the Subsidiary or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or the Subsidiary, whether foreign or domestic; except, with respect to clauses (y) or (z), any contravention which would have neither (i) a Company Material Adverse Effect or (ii) a material adverse effect on the consummation of the transactions contemplated by this Agreement; provided, that no representation or warranty is made with respect to compliance with the laws of any jurisdiction outside of the United States in connection with the offer or sale of the Shares in such jurisdiction by Ladenburg.

5. Effective as of the date hereof, Section 8(b) of the Equity Distribution Agreement is amended and restated as follows:

Filings. Except as may be mutually agreed by the Company and Ladenburg, the Company and Ladenburg agree that no sales of Shares shall take place, and the Company shall not request the sale of any Shares that would be sold, and Ladenburg shall not be obligated to sell, (i) with respect to the Company’s quarterly filings on Form 10-Q, during any period commencing upon the 30th day following the end of each fiscal quarter and ending on the date on which the Company files with the Commission updated financial and other information as of the end of the Company’s most recent quarterly period (the “10-Q Filing”), (ii) with respect to the Company’s annual report filings on Form 10-K, during any period commencing upon the 50th day following the end of the Company’s fiscal year, and ending on the date on which the Company files with the Commission updated audited financial information and other information as of the end of the Company’s most recent fiscal year (the “10-K Filing”) and (iii) with respect to the Company’s current reports on Form 8-K that are “filed” with the Commission and not “furnished,” during any period commencing on the date of the event causing the filing of the Form 8-K and ending on the date on which the Company files with the Commission such Form 8-K (the “8-K Filing”). To the extent the Company releases its earnings for its most recent quarterly period or fiscal year, as applicable (an “Earnings Release”) before it files with the Commission its quarterly report on Form 10-Q for such quarterly period or annual report on Form 10-K for such fiscal year, then Ladenburg and the Company agree that no sales of Shares shall take place for the period beginning on the date of the Earnings Release and ending on the date of the filing of a prospectus supplement under Rule 424 under the Securities Act related to the Shares that includes such updated financial information or that such information is otherwise incorporated into the Registration Statement. Notwithstanding the foregoing, without the prior written consent of each of the Company and Ladenburg, no sales of Common Shares shall take place, and the Company shall not request the sale of any Shares that would be sold, and Ladenburg shall not be obligated to sell, during any period in which the Company is in possession of material non-public information.

6. Effective as of the date hereof, Section 8(q) of the Equity Distribution Agreement is amended and restated as follows:

Company Legal Opinions. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement, each time Common Shares are delivered to Ladenburg as principal on a Settlement Date and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit D for which no waiver is applicable, the Company shall cause to be furnished to Ladenburg written opinions of Dechert LLP (“Company Counsel”), or other counsel satisfactory to Ladenburg, in form and substance reasonably satisfactory to Ladenburg and its counsel, dated the date that the opinion is required to be delivered to relate to the Registration Statement and the Prospectus (including any documents which were or are subsequently incorporated by reference therein) as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, any such counsel may furnish Ladenburg with a letter (a “Reliance Letter”) to the effect that Ladenburg may rely on a prior opinion delivered under this Section 8(q) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus (including any documents which were or are subsequently incorporated by reference therein, if any) as amended or supplemented at such Representation Date).

7. Effective as of the date hereof, Section 15 of the Equity Distribution Agreement is amended and restated as follows:

Notices. Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and sent (a) by telecopy to any person who has provided its telecopy number in its notice instructions, if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid) or (d) by e-mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly send such paper copies to such holder. Notices to Ladenburg shall be directed to Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, NY 10019, skaplan@ladenburg.com and jcaliva@ladenburg.com, with a copy to Blank Rome LLP, 1271 Avenue of the Americas, New York, NY 10020; if sent to the Company, the Adviser or the Administrator, will be mailed, directed to or sent to them at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830, srosenthal@oxfordfunds.com, with a copy to Dechert LLP, 1900 K Street NW, Washington, DC 20006.

8. Effective as of the date hereof, Exhibit E of the Equity Distribution Agreement is amended and restated as follows:

None.

Except as set forth above, no other amendments to the Equity Distribution Agreement are intended by the parties hereto, are made, or shall be deemed to be made, pursuant to this Amendment, and all provisions of the Equity Distribution Agreement, including all exhibits thereto, unaffected by this Amendment shall remain in full force and effect.

Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Equity Distribution Agreement.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows.]

If the foregoing is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Adviser, the Administrator and Ladenburg.

Very truly yours,

OXFORD SQUARE CAPITAL CORP.

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD SQUARE MANAGEMENT, LLC

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD FUNDS, LLC

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Managing Member

CONFIRMED AND ACCEPTED, as of

the date first above written:

LADENBURG THALMANN & CO. INC.

By:	/s/ Jeffrey Caliva
Name:	Jeffrey Caliva
Title:	Managing Director

[Signature page to Amendment No. 1 to Equity Distribution Agreement]

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